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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

   Snider                            Robert                R.
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   (Last)                           (First)             (Middle)

  c/o MedSource Technologies, Inc.
  110 Cheshire Lane, Suite 110
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                                    (Street)

   Minnesota                         MN                  55305
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol


     Medsource Technologies, Inc. (MEDT)
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Statement for Month/Day/Year

     01/28/2003
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [ ]  Director                             [ ]  10% Owner
     [X]  Officer (give title below)           [ ]  Other (specify below)

                Senior Vice President - New Product Introduction
                ------------------------------------------------
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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [ ]  Form filed by more than one Reporting Person
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

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                            6.
                                                              4.                           5.               Owner-
                                   2A.                        Securities Acquired (A) or   Amount of        ship
                                   Deemed      3.             Disposed of (D)              Securities       Form:      7.
                                   Execution   Transaction    (Instr. 3, 4 and 5)          Beneficially     Direct     Nature of
                    2.             Date, if    Code           --------------------------   Owned Follow-    (D) or     Indirect
1.                  Transaction    any         (Instr. 8)                (A)               ing Reported     Indirect   Beneficial
Title of Security   Date           (mm/dd/yy)  -----------     Amount     or     Price     Transactions     (I)        Ownership
(Instr. 3)          (mm/dd/yy)                  Code   V                 (D)               (Instr. 3 and4) (Instr.4)  (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock         01/28/2003                 P                14,700   A      $2.38448                  I          by trust(a)(b)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock         01/28/2003                 P                14,500   A      $2.43245   29,200         I          by trust(a)(b)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock         01/28/2003                 P                14,000   A      $2.31      14,000         I          by trust(a)(c)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock         01/28/2003                 P                 8,150   A      $2.315      8,150         I          by trust(a)(d)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock         01/28/2003                 P                 2,400   A      $2.315      2,400         I          by trust(a)(e)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock         01/28/2003                 P                 2,400   A      $2.32       2,400         I          by trust(a)(f)
====================================================================================================================================

                                                                          (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                                                                                                          Deriv-    Form
            2.                                                6.                                          ative     of
            Conver-                              5.           Date              7.                        Secur-    Deriv-   11.
            sion                                 Number of    Exercisable       Title and Amount          ities     ative    Nature
            or                                   Derivative   and               of Underlying     8.      Bene-     Secur-   of
            Exer-                        4.      Securities   Expiration Date   Securities        Price   ficially  ity:     In-
            cise    3.       3A.         Trans-  Acquired (A) (Month/Day/Year)  (Instr. 3 and 4)  of      Owned     Direct   direct
            Price   Trans-   Deemed      action  or Disposed  ----------------  ----------------  Deriv-  Following (D) or   Bene-
1.          of      action   Execution   Code    of (D)                                   Amount  ative   Reported  In-      ficial
Title of    Deriv-  Date     Date, if    (Instr. (Instr. 3,                               or      Secur-  Trans-    direct   Owner-
Derivative  ative   (Month/  any         8)      4 and 5)     Date     Expira-            Number  ity     actions   (I)      ship
Security    Secur-  Day/    (Month/Day   ------  -----------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)  ity     Year)    Year)       Code V    (A)  (D)   cisable  Date     Title     Shares  5)      4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:

(a) The reporting person disclaims beneficial ownership of such shares, and this report shall not be an admission that the reporting person is the beneficial owner of such shares for purposes of Section 16 or for any other purpose.
(b) The shares are beneficially owned by a trust established for the benefit of the reporting person's issue (the trusts listed in notes (b)
         - (f) are separate trusts).
(c) The shares are beneficially owned by a trust established for the benefit of the reporting person's issue (the trusts listed in notes (b)
         - (f) are separate trusts).
(d) The shares are beneficially owned by a trust established for the benefit of the reporting person's issue (the trusts listed in notes (b)
         - (f) are separate trusts).
(e) The shares are beneficially owned by a trust established for the benefit of the reporting person's issue (the trusts listed in notes (b)
         - (f) are separate trusts).
(f) The shares are beneficially owned by a trust established for the benefit of the reporting person's issue (the trusts listed in notes (b)
         - (f) are separate trusts).

/s/ Robert R. Snider                                          01/30/2003
---------------------------------------------            -------------------
**Signature of Reporting Person                                 Date
    Robert R. Snider


* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

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